Exhibit 99.1

FINISH LINE ANNOUNCES LEADERSHIP SUCCESSION PLAN

Glenn S. Lyon to Succeed Alan H. Cohen as Chief Executive Officer
Effective December 1, 2008

Cohen to Remain Chairman of the Company

Steven J. Schneider, Chief Operating Officer, to be Appointed President of Finish Line

INDIANAPOLIS -- October 3, 2008 -- The Finish Line, Inc. (the “Company”) (NASDAQ:FINL) today announced that the Board of Directors has appointed Glenn S. Lyon, currently President of Finish Line, as the Company’s next Chief Executive Officer following the planned retirement of Alan H. Cohen, effective December 1, 2008.  Mr. Cohen will remain Chairman of the Finish Line Board of Directors.

Upon his appointment as Chief Executive Officer, Mr. Lyon is expected to join The Finish Line’s Board and Steven Schneider, currently the Company’s Chief Operating Officer, will assume the additional role of President of Finish Line.

Mr. Cohen said, “Since we opened the first Finish Line store in July 1982, this company has grown from a single store in Indiana into a nationally recognized leader in athletic footwear and apparel operating almost 700 stores in 47 states and online.  The Company’s growth at Finish Line and at Man Alive is a testament to our focus on outstanding service and premium brands as well as the talented team we have established.  After 32 years in the business and our company on solid footing, this is the right time for me to retire and pass the baton to a team who I know can build on our success.”

“Glenn Lyon is a seasoned executive with a strong background in merchandising and sales, and deep knowledge of our company and our industry,” continued Mr. Cohen.  “He understands the opportunities we have, the challenges retailers face, and the actions needed to capitalize on them.  We are fortunate to have a leader of his caliber to assume the CEO role.”

“As we welcome Glenn and Steve into their new roles, we want to thank Alan for his guidance and service to the Company.  We are delighted that we will continue to benefit from his expertise as Chairman of the Board,” said Bill Kirkendall, a director of The Finish Line Board.  “With continued strong leadership, we expect a seamless transition as we move forward with our efforts to drive enhanced value and profitable growth.”

Mr. Lyon said, “The Finish Line is a special company with more than 13,000 employees who share a passion for our business and a determination to create the leading athletic retailer.  I am proud of what we have accomplished and am equally confident in The Finish Line’s future.  I look forward to working closely with the Board and management team as well as our talented employees to continue the progress we are making to further strengthen and grow The Finish Line.”

Alan H. Cohen, a co−founder of the Company, served as Chairman of the Board, President and Chief Executive Officer of the Company from May 1982 until October 2003.  In October 2003, Mr. Cohen stepped down from the Presidency and is currently the Chairman of the Board and CEO.  Since 1976, Mr. Cohen has been involved in the athletic retail business as principal co−founder of Athletic Enterprises, Inc. (one of the predecessor companies of the Company, which operated franchised Athlete’s Foot stores in Indiana).  Mr. Cohen is an attorney, and practiced law from 1973 through 1981.

Glenn S. Lyon has 35 years of sales and merchandising experience in the retail industry and seven years of experience with The Finish Line, serving most recently as President of Finish Line.  He joined Finish Line in 2001 as Executive Vice President and Chief Merchandising Officer.  Prior to joining the Company, he served as President/CEO of Paul Harris Stores, Inc., a women’s apparel retailer, from March 2000 to February 2001.  From October 1995 to February 2000, he held positions as President and General Merchandising Manager of Modern Woman Stores.  Mr. Lyon also spent eight years with TJX Company as Senior Vice President and Executive Vice President of Merchandising and Marketing.  Mr. Lyon started his career in February 1973 at Macy’s N.Y., where he spent ten years in various merchandising positions.

Steven J. Schneider has served as Chief Operating Officer of the Company since October 2003.  Mr. Schneider joined Finish Line in April 1989 as Vice President, Finance and Chief Financial Officer of the Company.  From August 1984 to March 1989, Mr. Schneider was employed as Assistant Controller for Paul Harris Stores, Inc., a women’s apparel retailer.  Mr. Schneider, a member of the American Institute of Certified Public Accountants, was employed by a national accounting firm for two years and has been engaged in various financial positions in the retail industry for almost 30 years.

About Finish Line
The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 697 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online. To learn more about these brands, visit www.finishline.com or www.manalive.com.

Forward-Looking Language
Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, including conditions resulting from the current turmoil in the financial services industry and depressed demand in the housing market, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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CONTACTS:
Investor Relations,	Media Requests,
Kevin S. Wampler,	Elise Hasbrook,
Executive Vice President - CFO,	Corporate Communications Manager,
317-899-1022, ext 6914	317-899-1022, ext 6827